As filed with the Securities and Exchange Commission on January 31, 2020.	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________________

Meritor, Inc.
(Exact name of registrant as specified in its charter)

Indiana	38-3354643
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

2135 West Maple Road, Troy, Michigan	48084-7186

(Address of principal executive offices)	(Zip Code)

Meritor, Inc. 2020 Long-Term Incentive Plan
(Full title of the plan)

Scott M. Confer, Esq.
Interim Chief Legal Officer and Corporate Secretary
Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
(Name and address of agent for service)

(248) 435-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1 per share	4,100,000	$22.73	$93,193,000	$12,097

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $1.00 per share ("Common Stock”), that become issuable under the Meritor, Inc. 2020 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.
(2) This calculation is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act on the basis of the average of the high and low sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on January 27, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, or portions thereof, which have been filed with the Commission are incorporated herein by reference and made a part hereof:

●	Annual Report on Form 10-K of Meritor, Inc. (“Meritor” or the “Company”) for the fiscal year ended September 29, 2019;
●	Quarterly Report on Form 10-Q of Meritor for the fiscal quarter ended December 29, 2019;
●	Current Reports on Form 8-K of Meritor filed on September 30, 2019, November 4, 2019, November 19, 2019, January 16, 2020 and January 28, 2020, as amended; and
●	The information under the heading “Description of Combined Company Capital Stock” in Meritor’s Registration Statement on Form S-4, as amended (Registration No. 333-36448) dated June 2, 2000, including any amendment or report that updates such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person is or was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation, under certain circumstances, including that the individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the above standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct, to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Section 8.06 of Meritor’s Amended and Restated Articles of Incorporation contains provisions authorizing, to the extent permitted under the IBCL and Meritor’s Amended and Restated By-Laws, indemnification of directors and officers, including payment in advance of the final disposition of a proceeding of expenses reasonably incurred in defending an action and maintaining liability insurance on behalf of such directors and officers. Specifically, Meritor’s Amended and Restated By-Laws provide that Meritor will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of Meritor, or is or was serving at the request of Meritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual, employee benefit plan or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Meritor and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Meritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification under certain circumstances, including that the individual furnishes Meritor a written affirmation of his or her good faith belief that he or she has satisfied the above standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified by Meritor. Meritor’s Amended and Restated By-Laws also set forth particular procedures for submission and determination of claims for indemnification.

Meritor’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4-a	Amended and Restated Articles of Incorporation of Meritor effective January 23, 2020, filed as Exhibit 3-a to Meritor's Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2019, are incorporated herein by reference.

4-b	Amended and Restated By-laws of Meritor effective January 23, 2020, filed as Exhibit 3-b to Meritor's Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2019, are incorporated herein by reference.

4-c	2020 Long-Term Incentive Plan, filed as Appendix A to Meritor’s Definitive Proxy Statement for the 2020 Annual Meeting of Shareholders of Meritor, is incorporated herein by reference.

5	Opinion of Faegre Baker Daniels LLP, as to the legality of any newly-issued Common Stock of Meritor covered by this Registration Statement.

23-a	Consent of Faegre Baker Daniels LLP (included in Exhibit 5).

23-b	Consent of Scott M. Confer, Esq., Interim Chief Legal Officer and Corporate Secretary of Meritor.

23-c	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24	Power of Attorney authorizing certain persons to sign this Registration Statement.

Item 9. Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those provisions is contained in reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 31st day of January 2020.

MERITOR, INC.

By:	/s/	Scott M. Confer
Scott M. Confer
Interim Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 31st day of January 2020, by the following persons in the capacities indicated:

Signature	Title

Jeffery A. Craig*	Chief Executive Officer and President (principal executive officer) and Director

Carl D. Anderson II*	Senior Vice President and Chief Financial Officer (principal financial officer)

Paul Bialy*	Vice President and Chief Accounting Officer (principal accounting officer)

William R. Newlin, Steven Beringhause, Jan A. Bertsch, Rodger L. Boehm, Rhonda L. Brooks, Ivor J. Evans, Thomas L. Pajonas and Lloyd G. Trotter*	Directors

*By:	/s/ Scott M. Confer
(Scott M. Confer, attorney-in-fact)**

**By authority of powers of attorney filed herewith.